Name of Registrant:
Franklin Gold and Precious Metals Fund

File No. 811-01700

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

I. The Board of Trustees of Franklin Gold and Precious
Metals (the "Trust"), on behalf of Franklin Gold and Precious Metals Fund (the "Fund"), a series of the Trust, called a Special Meeting of Shareholders of the Fund (the "Meeting"), and was held at the offices of Franklin Templeton Investments, One Franklin Parkway, San Mateo, California 94403-1906 on October 30, 2017, adjourned on December 15, 2017 and again on December 29, 2017 at 10:00 a.m., Pacific time.

During the Meeting, shareholders of the Fund voted on the following Proposals:

1.	To elect a Board of Trustees of the Trust.
2.	To approve the use of a "manager of managers"
structure whereby the Fund's
investment manager would be able to hire and replace
subadvisers without shareholder approval.
3.	To approve an amended fundamental investment
restriction regarding investments in commodities.

The results of the voting at the Special Shareholder
Meeting are as follows:

Proposal 1.  The election of Board of Trustees for the Trust:





For	% Voted For	% For of Outstanding Shares
Withhold	% Voted Withhold	% Withhold of Outstanding
Shares
Harris J. Ashton	30,926,976	95.73%	46.10%	1,379,516
	4.27%	2.06%
Terrence J. Checki	30,917,972	95.70%	46.09%	1,388,520	4.30%	2.07%
Mary C. Choksi	30,926,010	95.73%	46.10%	1,380,481	4.27%	2.06%
Edith E. Holiday	30,688,805	94.99%	45.75%	1,371,502	4.25%	2.04%
Gregory E. Johnson	30,732,695	95.13%	45.81%	1,327,612	4.11%	1.98%
Rupert H. Johnson, Jr.	30,692,234	95.00%	45.75%	1,368,073	4.23%	2.04%
J. Michael Luttig	30,952,850	95.81%	46.14%	1,353,641	4.19%	2.02%
Larry D. Thompson	30,940,778	95.77%	46.12%	1,365,299	4.23%	2.04%
John B. Wilson	30,966,739	95.85%	46.16%	1,339,338	4.15%	2.00%



Proposal 2. To approve the use of a "manager of managers" structure.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain
Broker Non-Vote	% Broker Non-Vote	Passed (Y or N)
21,775,488	67.40%	32.46%	1,716,432,	5.31%
878,231	2.72%	7,936,340	24.57%	N

Proposal 3. To approve an amended fundamental investment restriction regarding investments in commodities.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker
Non-Vote	% Broker Non-Vote	Passed (Y or N)
22,021,276	68.16%	32.83%	1,303,371	4.03%
1,045,504	3.24%	7,936,340	24.75%	N